Exhibit 4.36

Power of Attorney

The shareholders of Beijing Perfect Moment Network Technology Co., Ltd., Yufeng Chi (ID No.: 110108197109148935) and Qi Zhu (ID No.: 110101197208063019) (collectively “the Authorizers”) hereby irrevocably authorize Beijing Perfect World Software Co. Ltd. (Registration No.: 110000410295807) (“the Authorized”) to exercise the following rights within the valid term of this Power of Attorney:

To authorize the Authorized to fully and completely represent the Authorizers to exercise all shareholder rights of the Authorizers as Beijing Perfect Moment Network Technology Co., Ltd. (“PM Co.”)’s shareholders as specified in laws and articles of association, including but not limited to, propose shareholders’ general meetings, receive any notice about the convening and rules of procedure of shareholders’ general meetings, attend PM Co.’s shareholders’ general meetings and exercise all voting rights (including, as the Authorizers’ authorized representative, designating and appointing PM Co.’s directors, general manager, chief financial officer and other senior management members at PM Co.’s shareholders’ general meetings, deciding upon PM Co.’s dividend distribution and other issues, etc.), sell or transfer all or part of the Authorizers’ equities in PM Co. etc..

To further authorize the Authorized to designate any person appointed by its board of directors to exercise the rights granted by the Authorizers in this Power of Attorney.

Unless the Business Operation Agreement signed by PM Co. Beijing Perfect World Software Co. Ltd., Yufeng Chi and Qi Zhu is terminated prematurely for whatsoever reason, this Power of Attorney shall be valid from the signing day, which dates back to December 2, 2011 until Beijing Perfect World Software Co., Ltd. is dissolved in accordance with the laws of the People’s Republic of China.

(No text below)

(Signature page for the Power of Attorney with no text)

The Authorizers:

Yufeng Chi

Signature: /s/ Yufeng Chi

Qi Zhu

Signature: /s/ Qi Zhu

The Authorized:

Beijing Perfect World Software Co., Ltd. (seal)

Authorized Representative: /s/ [Authorized Signatory]

12 (month) 2 (day), 2011